Filed pursuant to Rule 424(b)(3)
Registration No. 333-260415
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated April 5, 2022)

Velo3D, Inc.
161,028,936 Shares of Common Stock
4,450,000 Warrants to Purchase Shares of Common Stock
13,075,000 Shares of Common Stock Underlying Warrants
This prospectus supplement supplements the prospectus dated April 5, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260415), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 161,028,936 shares of our common stock, par value $0.00001 per share (our “common stock”), consisting of (i) up to 7,381,428 shares of our common stock issued in a private placement of 15,500,000 shares of our common stock (the “PIPE shares”) pursuant to subscription agreements each entered into on March 22, 2021 (the “PIPE Financing”); (ii) up to 8,625,000 shares of our common stock (the “Founder Shares”) issued in connection with the consummation of the Merger (as defined in the Prospectus), in exchange for our Class B ordinary shares originally issued in a private placement to Spitfire Sponsor LLC (the “Sponsor”); (iii) up to 140,572,508 shares of our common stock issued or issuable to certain former stockholders and equity award holders of Legacy Velo3D (the “Legacy Velo3D equity holders”) in connection with or as a result of the consummation of the Merger, consisting of (a) up to 123,058,076 shares of our common stock; (b) up to 1,902,945 shares of our common stock issuable upon the exercise of certain options; and (c) up to 15,611,487 shares of our common stock (the “Earn-Out Shares”) that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions; and (iv) up to 4,450,000 shares of our common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement to the Sponsor.
In addition, the Prospectus and this prospectus supplement relate to the offer and sale of: (i) up to 8,625,000 shares of our common stock that are issuable by us upon the exercise of 8,625,000 warrants (the “public warrants”) originally issued in our initial public offering (the “IPO”); and (ii) up to 4,450,000 shares of our common stock that are issuable by us upon the exercise of the private placement warrants.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WS”, respectively. On June 7, 2022, the last reported sales price of our common stock was $2.03 per share and the last reported sales price of our public warrants was $0.41 per warrant.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 10, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 10, 2022 (June 8, 2022)

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 Division Street
Campbell,	California	95008
(Address of principal executive offices)		(Zip Code)
(408) 610-3915
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	VLD	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	VLD WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 8, 2022, Velo3D, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders virtually (the “Annual Meeting”). The Company’s stockholders voted on two proposals at the Annual Meeting, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 21, 2022 (the “Proxy Statement”). There were 126,580,358 shares common stock present at the Annual Meeting, online or by proxy, which constituted a quorum for the transaction of business.

At the Annual Meeting, the Company’s stockholders voted on the following proposals:

1.To elect three Class I directors of the Company, each to serve a three-year term expiring at the 2025 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified; and

2.Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

The final results for each of these proposals are as follows:

Proposal 1: Election of Directors.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Carl Bass	109,259,852	4,269,980	13,050,526
Benyamin Buller	109,333,859	4,195,973	13,050,526
Ellen Pawlikowski	113,457,414	72,418	13,050,526

As a result, the stockholders elected each of Carl Bass, Benyamin Buller and Ellen Pawlikowski as Class I directors to serve until the 2025 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

Votes For	Votes Against	Abstentions
126,497,697	72,880	9,781

As a result, the stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. There were no broker non-votes on this matter.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	June 10, 2022	By:	/s/ Benyamin Buller
		Name:	Benyamin Buller
		Title:	Chief Executive Officer